Exhibit 99.3
[LETTERHEAD OF UBS SECURITIES LLC]
The Board of Directors
Citizens Banking Corporation
328 S. Saginaw Street
Flint, Michigan 48502
Dear Members of the Board of Directors:
We hereby consent to the inclusion of our opinion letter as Annex B to, and to the reference thereto under the captions “SUMMARY — Citizens’ Financial Advisor Has Delivered to Citizens’ Board of Directors an Opinion as to the Fairness, from a Financial Point of View, to Citizens of the Consideration to be Paid by Citizens in the Merger” and “THE MERGER — Opinion of Citizens’ Financial Advisor” in, the joint proxy statement/prospectus of Citizens Banking Corporation (“Citizens”) and Republic Bancorp Inc. (“Republic”) relating to the proposed transaction involving Citizens and Republic (the “Joint Proxy Statement/Prospectus”), which Joint Proxy Statement/Prospectus is a part of the Registration Statement on Form S-4 of Citizens. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS Securities LLC
UBS SECURITIES LLC

New York, New York
August 28, 2006